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MEDICIS PHARMACEUTICAL CORPORATION
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ASCENT PEDIATRICS, INC.
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Subject Company: Ascent Pediatrics, Inc.
Commission File No.: 000-22347

On October 1, 2001, Medicis Pharmaceutical Corporation and Ascent Pediatrics, Inc. held a conference call to discuss the merger of MPC Merger Corp., a wholly owned subsidiary of Medicis, with and into Ascent, with Ascent being the surviving corporation. The webcast of the conference call may be accessed from Medicis’ home page at www.medicis.com. A transcript of the webcast of the conference call follows.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

MEDICIS PHARMACEUTICAL CORPORATION

Moderator: Jonah Shacknai
October 1, 2001
3:45 pm CT

Operator:

Good day everyone. Thank you for calling the Medicis Pharmaceutical and Ascent Pediatrics Agreement conference call. Today’s conference is being recorded and is being web cast live on the company’s web site. At this time I would like to turn the conference over to the Chairman and Chief Executive Officer of Medicis, Mr. Jonah Shacknai. Please go ahead sir.

Jonah Shacknai:

Thank you and we appreciate everyone taking time rather unexpectedly on a Monday afternoon, when there are a lot of things happening, to be with us. This of course is an official conference call and it is being web cast live on our corporate web site www.medicis.com in the Investor Relations section of our web site, and it will be available for listening for two business days following this live call.

Naturally in response to questions I may be making some forward-looking statements and obviously would encourage everyone to consult securities filings and other relevant information before making an investment decision.

We are very pleased in the last hour to have announced our agreement to acquire Ascent Pediatrics. Just to recap some of the highlights of that agreement, we are to acquire the specialty pediatrics company Ascent Pediatrics. We believe that this transaction provides us with more

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

than critical mass to enter into the pediatrics specialty and we are doing it, we are pleased to say, on an accretive basis as we look at the scope and dimension of the transaction.

And we believe that the transaction will provide us with meaningful incremental revenues. We also think that this will give Medicis a platform in pediatrics that starts with a pediatrics sales force currently in place of approximately 70 people, including sales management. As we have identified in previous discussions, we believe that the pediatric market represents an untapped growth opportunity for several of our dermatologic specialties such as Ovide, Loprox, and certain other products that we have in mind, both in our current portfolio and of course in our very rich Research and Development pipeline.

And needless to say from an R&D standpoint, from a business development standpoint, this additional avenue of specialty business provides us, we think, with a much expanded horizon and we are already in some discussions from a business development standpoint to fill up our pediatrics pipeline even more fully.

The products themselves are most significantly involving Orapred, which is prednisolone sodium phosphate. It is by far Ascent’s largest product and it’s a liquid steroid for children with asthma and other respiratory inflammatory conditions. Orapred will be the main focus of our sales and marketing activities after the transaction. (1)

Ascent also markets a product called Primsol which is trimethoprim hydrochloride. It’s a solution for children with acute otitis media, or middle ear infections, as well as a product called Pediamist which is an over-the-counter saline nasal mist which is likewise used for the treatment of colds and respiratory infections to keep the nasal carriage well lubricated.

We are also receiving as part of the transaction certain in-process R&D projects and we will be speaking of those, not with specificity, but in other dimensions as the months go on.

(1)	In the Ascent pediatric product line.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

As I indicated, Ascent’s primary product is Orapred, an oral glucocorticoid. I’ve spoken of the conditions, the asthma and respiratory conditions for which it is indicated. Oral glucocorticoids account for approximately 2.8 million prescriptions written each year from pediatrician, or about $70 million of commerce, according to the data source IMS.

Orapred, we believe, represents a breakthrough in treating pediatric asthma because it offers the physician-preferred strength with a child-preferred taste, utilizing a proprietary taste-masking technology that is proprietary to Ascent. Orapred was approved by the FDA under an abbreviated new drug application in December of 2000, and the most recent reports that we have for August scripts this year in ‘01 show that Orapred was doing about 53,000 scripts, and that’s a 39% growth rate from July of ‘01 the prior month.

Within eight months on the market importantly Orapred has captured 20% of the market and the primary branded competitor to Orapred is a product called Prelone, which is also a liquid corticosteroid and it is marketed by Muro Pharmaceuticals.

According to taste preference studies, there was an overwhelming preference for Orapred among children and it was so distinctive that it really remains the principal marketing platform for the product and has obviously caused pediatricians to endorse the product so warmly and enthusiastically as they have to date.

The transaction terms are such that we will pay approximately $60 million upon the closing of the transaction and that, of course, is less certain payments and expenses, and we will be acquiring the outstanding capital stock as well as retirement of indebtedness of Ascent. The net proceeds received by Ascent will be used to retire all debt, with the remaining portion of the $60 million to be allocated to equity shareholders. Medicis will not assume under the transaction any portion of Ascent’s current debt.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

Therefore, subsequent to closing, the combined entity will not continue to incur interest expense on the current debt obligations as they will have been extinguished. We may be paying certain sales threshold milestones on the Ascent products of up to an additional $10 million per year for each of the first five years; again if these products meet certain sales requirements which would show growth obviously of a considerable nature, we would be responsible for each of these milestones.

The pediatric market itself, like the size of the dermatology market, is estimated to be approximately $5 billion. There are approximately 55,000 office-based pediatricians in the United States, but of great importance to us is the fact that over 70% of them practice in group settings so they are clustered often in groups of 3, 4, 5, 6, sometimes more pediatricians in one center. So of relevance to us is not so much the absolute number of pediatricians, but rather the number of sales calls that will be necessary to call on the important quintiles of pediatrics from a prescribing standpoint.

Ascent currently calls on high-prescribing pediatric offices. Their call universe is approximately 12,000 plus additional pediatric allergists, immunologists, some primary care physicians in rural areas, and certain emergency room physicians who are treating asthma on an acute basis in the emergency-room setting.

Fifty-three percent of pediatric diagnosis visits are for infections or illness to the ear, nose, eyes or respiratory systems, and annual prescriptions in pediatrics have grown in excess of 17% over the past five years. All the market data that I’ve quoted, of course, is furnished from our supplier IMS Health.

Now, the closing of the transaction will naturally be subject to the customary closing conditions and approval of Ascent shareholders.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

I’d like now to address the question of earnings guidance for the current fiscal year, fiscal year 2002 for Medicis. We had previously provided estimated revenue guidance for the ‘02 period of $192 million and estimated earnings guidance of one hundred eight..., I mean, $1.88 per share (perhaps some wishful thinking). Assuming a closing date of the first of January of ‘02, which at the midpoint in our fiscal year, the Company expects to raise earnings guidance by approximately 3 cents a share for the remainder of fiscal year 2002, and that’s, of course, absent special charges that may be associated with the transaction.

Assuming the same closing date of January 1, 2002, the company expects incremental revenues to increase by approximately $15 million, which will take us very comfortably over the $200 million a year mark in revenue. We will provide further guidance on incremental revenue for Medicis at the closing of the transaction when we have a little bit more detail on certain accounting matters that I’ll speak of in a moment.

We believe that these objectives that I have quoted are obtainable based on all the information that’s currently available to us and as a result of our due diligence process. We are in right now the midst of conducting an evaluation of the potential effects of possible in-process research and development write-offs at closing, potential cash flow effects of possible net operating loss carry forwards and, of course, Ascent had a very significant NOL so our accounting group is in the process of letting us know how that can best be utilized on a post-transaction basis consistent with GAAP standards and SEC regulations.

And we’re also looking of course at the potential effects of the valuation of certain intangible assets including goodwill. Any potential impact of these items is expected to be reported at the time of the transaction closing date, and we have certainly taken the most conservative view that we’re capable of in assessing the impact of all these items in giving you the earnings guidance so

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

there may be some revisions as some of these other matters come clearer, and they would not be downward revisions, we would expect.

Additionally, the Company is still evaluating the impact of FAS 142 on amortization of intangible assets. Any impact of FAS 142 is not included in the earnings guidance provided at this time and may, too, provide some possible good news, depending on various interpretations that are offered generally for our industry by large accounting firms and the Securities and Exchange Commission.

This ends my formal remarks. We’re very excited about this transaction; we’ve been looking very hard for just the right platform to enter the pediatrics market. It’s something that I’ve spoken of now for almost two years and we think that this with a superb sales force at Ascent, a product that is very much on the growth trajectory, that fills an important need in pediatrics, is going to be just the platform that we’re looking for.

We are excited about expanding the purview of reach of our dermatalogic specialties, those that I have noted at a minimum, and we’re excited, too, about business development opportunities that will allow us to do in pediatrics as we have done very effectively in dermatology.

That being said and obviously questions relating to the fiscal ‘02 first quarter will be taken at the time that the First Quarter results are announced, which we assume will be some time in the next three weeks. The date has not been set, but we expect to follow our usual pattern. So I would appreciate all questions in this call being directly to this transaction.

And just to give everyone a heads up, we, because of commitments with our own employees relating to this transaction, must absent this call within 30 minutes of this point so that we can share this important information with employees. The excitement so far as been palpable here at

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

headquarters and we obviously hope to receive the same response from the Ascent employees and shareholders.

So that being the end of my formal remarks, we’ll be glad to entertain any questions that may be out there.

Operator:

Thank you. The question and answer session will be conducted electronically. If anyone does have a question at this time, please signal by pressing star 1 on your touch-tone telephone. We will take your questions in the order that you signal us and we will take as many questions as time permits. Once again, if you have a question, press star 1 now. And we’ll pause for just a moment.

And our first question comes from Don Ellis with Thomas Weisel Partners.

Cory:

Good afternoon, congratulations. This is actually Cory calling on behalf of Don, who’s unavailable. I had basically two questions. One was concerning the gross margins of the acquired products and two was concerning the sales force. Will Medicis convert any of its existing dermatology and podiatry sales force people to the pediatric market? Thank you.

Jonah Shacknai:

Yes, with respect to your first question Cory, we expect that the impact of gross margins from the transaction will be zero, which is to say that we fully expect to maintain, as much as we can see the world right now, the 82% gross profit margins that we have come to expect of ourselves and the world has come to expect of us. And we believe that the Ascent gross profit margin structure is very consistent with our own and would not guide you to any difference.

And, obviously, as we hope to increase sales for Loprox and Ovide, we would note that they are among our more favorable gross profit margin products, so to the extent that sales of those specialties can be increased, it would have a good effect, a positive effect. And they will be the main focus of our efforts in dermatology pediatrics.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

In terms of organizational questions, I’d really decline to comment. We are studying various organizational scenarios. It’s our expectation at the moment that the Ascent group will operate as a pediatrics-devoted sales organization. We do not at this point have any plans to integrate our sales organization into pediatrics. They have a very good reputation; we think that they provide tremendous value in this transaction, and it was obviously one of the main reasons that we were so interested in Ascent. They have a superb product in Orapred but that’s not enough.

We believe that their sales organization will be excellent not only in promoting Orapred in the future, but also important dermatology and other products that are focused at a pediatric population. So that’s a real value point for us and as you know we take sales very seriously in this place.

Cory:

Thank you very much.

Operator:

Next we’ll take a question from Angela Larson with Salomon Smith Barney.

Angela Larson:

Hey, congratulations. Just two real quick questions; curious to see if you would expand at all on the R&D in process at Ascent. If you would give us any color as if some of those are near term or if they’re more in the earlier development stages. And then also on Loprox how you see that fitting into the pediatric market. I know often I think of it as an athletes’ foot drug.

Jonah Shacknai:

Well we’re not going to offer any comment at this point on in-process R&D. We may have some accounting disclosures as the transaction closes that obviously have the potential to be favorable, but I know that historically Ascent has published in its securities filings information about its R&D program. It is our consistent policy not to comment on research and development that is not the subject of an agreement already in the public domain.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

In terms of Loprox, you’re right to suggest that Loprox is a superb treatment for tinea pedis, or athletes’ foot. But, Angela, as you look at the label, and I know you will, you’ll see that Loprox is indicated for a variety of dermatophytes, and there are many of those that affect kids, tinea corporis, cradle cap, of course athletes’ foot is pervasive in teenagers and tinea cruris.

So we believe that there are a bunch of fungal infections, yeasts, combination infections that are present in pediatrics. It’s a good size market now. We’re excited about that and we think that Loprox is going to play a very important role as it has already by becoming the most preferred brand in dermatology and podiatry.

Angela Larson:

And if I could just add one last one is that it seems like acne is an obvious extension here and many, you know, relatively young teenagers are still with their pediatricians. But you didn’t highlight your acne product on the potential with this deal.

Jonah Shacknai:

Well we have a lot of acne products and what I said is certain other products and I think that you can reasonably assume that there will be a place for certain acne specialties in the framework of this transaction. From a strategic and tactical standpoint, we have to decide which of our many leading products in acne are most appropriate to this population.

We will be consulting with dermatologists very actively over the next month, month and a half, to really learn from them the products that they believe most suitable for use by pediatricians, as well as to engage them in a continuing medical education processes that will expand the knowledge and treatment options that pediatricians have. We have always seen continuing education as a cornerstone of our business, one of our major promotional platforms.

It’s worked beautifully for us within dermatology and podiatry, and we would expect the same spirit to carry forward in pediatrics. But that means being highly consultative with our audiences and certainly we feel an extraordinary loyalty to the specialty of dermatology, and we want to

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

promote only those products to pediatricians, and indeed to podiatrists, that are appropriate for those audiences.

Angela Larson:

Excellent, thank you.

Operator:

Our next question comes from Michael Tong with First Union Securities.

Michael Tong: Hi, congratulations, Jonah, on another acquisition. A couple of questions if I could; I just want to clarify on your revenue guidance for fiscal ‘02, the $15 million is based on the half-year revenue figure and not a full-year revenue figure? The second question is, I’m wondering what the intellectual property protection position is on Orapred. And finally, just wondering if this transaction affects the Omnicef co-promotion agreement that Ascent has currently.

Jonah Shacknai:

Well, I’m going to do this in reverse order. Omnicef is not currently promoted by the Ascent sales force. It is true that, historically, I believe when the brand was under Parke-Davis management, Ascent had a relationship where they were promoting the brand on a contract basis. That has not been operative for several years now, so really no effect.

In terms of the intellectual property protection, as I indicated, we believe that the taste-masking technology is highly proprietary, very difficult to replicate, and remains as an important element of the success of Orapred as best we can measure it. The product was approved under an abbreviated new drug application but it is unique as a phosphate salt of prednisolone, there is no generic competition today.

That’s not to say there won’t be in the future, but obviously someone is going to have to gain approval of both the phosphate salt, and in order to be meaningful penetrating among pediatricians, is going to have to do at least as well at taste masking a very noxious-tasting drug

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

that is very, very, very difficult to get kids to swallow, outside of the Orapred taste-masking technology. So, we feel reasonably secure.

Obviously we’re going to be revving up our research and development in pediatrics, as we have in dermatology, and I think you know it’s our practice, our pattern, to protect our brands vigorously from generic competition, to reformulate, reposition them as necessary to make sure the doctors are getting what they’re writing, and that patients are getting the benefit of what the doctors are writing. So you can expect us to be just as tenacious in pediatrics after this acquisition as we have been in dermatology and podiatry.

Operator:

Mr. Tong is there anything further?

Michael Tong:

Yes, the revenue run rate clarification?

Jonah Shacknai:

Yes, well you’re right, so I didn’t clarify anything because, as usual, you were right on. It is guidance for half of the fiscal year, yes.

Michael Tong:

Okay. And if I could just follow up on Omnicef. Is it reasonable to assume that you might take Omnicef into the pediatricians’ offices now?

Jonah Shacknai:

No. That would not be a reasonable assumption. Abbott Laboratories has an important presence within pediatrics through their Ross subsidiary and through their pharmaceutical division. They promote a number of specialties apart from their formula business, Biaxin and Omnicef among them.

And there’s certainly been no conversation with them about expanding the ambit of our relationship. We have licensed, for the term of the remaining patent through at least 2010, 2011, Omnicef for dermatology and podiatry but there’s been no discussion of other categories.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

Michael Tong:

Great. Thanks very much. Congratulations.

Jonah Shacknai:

Thank you, Mike.

Operator:

Our next question will come from David Steinberg with Deutsche Bank.

Rhett Brown:

Yeah hi it’s Rhett Brown filling in for David this afternoon. A couple of quick questions for you, just to confirm, in the Orapred sequential prescription growth rate. Was that 39% that you said from July of ‘01 to August ‘01 and then secondly do you know what the current market share is of the competitor that you referenced Prelone? And the last question is, what are the NOLs that Ascent accumulated to date?

Jonah Shacknai:

Sure. Well the answer was yes, that these were sequential months that we quoted a 39% growth rate. I am unable as we sit here although I’m going to have to rush through to look at some information that I have, to tell you the market share of Prelone. But it is higher than that of Orapred and my recollection as I’m looking at this now, and again I apologize for fumbling, but I may not have that here. My recollection is that it’s about forty-some percent. But we’ll be glad to get you that information Rhett.

And in terms of the NOLs, the published NOLs that is to say the NOLs on Ascent’s balance sheet, are in the public domain and have been part of their securities filings. We will not comment on the accounting treatment that we expect as to those NOLs because the FAS 142 subjects the in-process R&D and goodwill issues, until the time of closing of the transaction. They’re matters that we’re working on with our accounting firm of Ernst & Young.

Rhett Brown:

OK, fair enough. And just to confirm on Prelone, so obviously it’s a market leader currently.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

Jonah Shacknai:

It is, yes.

Rhett Brown:

Okay great. Thank you.

Jonah Shacknai:

Sure.

Operator:

Another reminder that if anyone does have a question at this time please, press star 1. And we’ll take our next question from C.J. Sylvester with UBS Warburg. One moment. C.J. your line is open.

C.J. Sylvester:

Yeah, my questions have been answered.

Jonah Shacknai:

Okay thank you.

Operator:

And once again, if anyone has a question at this time, please press star 1. And our next question comes from Bert Hazlett with Robertson Stephens.

Bert Hazlett:

Thanks very much, congratulations on the deal. It’s terrific. Just a quick question on the taste-masking technologies; are they Ascent’s internal technologies or is there any royalties to be paid on those? And if they are internal, would you see those taste-masking technologies being applied to any of – any other products, either in the near term or the longer term?

Jonah Shacknai:

Yes, they are internal and there’s a patent structure around that taste-masking technology. Of course we believe that this technology will be useful in improving the taste, to the point of likeability, of a lot of noxious drugs that are introduced into the mouths of children every day. Because these are internally owned properties, there are no royalty obligations associated with them.

MEDICIS PHARMACEUTICAL CORPORATION
Moderator: Jonah Shacknai
10-01-01/3:45 pm CT
Confirmation # 494548

I can assure you that we’ll be looking very vigorously at the pediatrics market, to the extent that we haven’t already, to identify opportunities for this technology. You may be assured, however, that it’s unlikely that any of our topical dermatology products would take advantage of the taste masking. They’re already tasty.

Operator:

We do apologize, but we only have time for a limited number of questions today. If you would like to ask a question, but you did not have the opportunity, please contact Medicis directly. At this time I’ll turn the conference back over to our moderator, Mr. Shacknai.

Jonah Shacknai:

Well, thank you. We appreciate very much again the interest in this transaction. It’s something that we think is going to be of remarkable benefit to our shareholders if all our projections hold true.

And we appreciate as always your interest, your taking time out of your day to be with us and would encourage you to contact us with any further questions, Mark Prygocki our CFO who joins me and Libby Ivy our Director of Corporate Communications. And I want to give special thanks and recognition to our business development group led by our Executive Vice President, Joe Cooper, who worked very closely with Mark and several other executives here at Medicis to make this transaction happen in a very short period of time. We appreciate their hard work and we know that the reward for good work is more work. So thanks again for being with us today. Good day.

Operator:

And that concludes today’s conference. Thank you everyone for your participation.

END

This webcast includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning Medicis, Ascent and the combined companies’ merger and strategic plans, expectations and objectives for future operations. All statements included in this webcast that address activities, events or developments that Medicis or Ascent expects, believes or anticipates will or may occur in the future are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. This includes completion of the proposed merger, earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis and Ascent based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis and Ascent. Any such projections or statements include the current views of Medicis and Ascent with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and there are numbers or important factors that could cause actual results to differ materially from those projected, including the ability to consummate the transaction, the ability of Medicis to successfully integrate Ascent’s operations or the ability to realize anticipated synergies and benefits of the transaction. The risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis’ acquisition strategy, the timing and success of new product introductions and other risks described from time to time in Medicis’ SEC filings and in Ascent’s Annual Report on Form 10-K for the year ended December 31, 2000, and its most recent quarterly report filed with the SEC. Forward-looking statements represent the judgment of Medicis’ and Ascent’s management, as of the date of this release, and Medicis and Ascent disclaim any intent or obligation to update any forward-looking statements.

Important Additional Information Will Be Filed With The SEC Ascent plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Medicis, Ascent, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant documents filed with the SEC by Medicis and Ascent through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) by directing a request to: Ascent Pediatrics, Inc. 187 Ballardvale Street, Suite B125, Wilmington, MA 01887 (tel: 978-658-2500).

Medicis and Ascent and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transaction contemplated by the merger agreement. Information regarding Medicis’ directors and executive officers is contained in Medicis’ Form 10-K for the year ended June 30, 2001, and its proxy statement dated October 6, 2000, which are filed with the SEC. As of September 24, 2001, Medicis’ directors and executive officers beneficially owned approximately 1,252,059 shares, or 4.0% of Medicis’ outstanding common stock and 13.4% of the outstanding voting common stock. Information regarding Ascent’s directors and executive officers is contained in Ascent’s Form 10-K for the year ended December 31, 2001 and its proxy statement dated April 30, 2001, which are filed with the SEC. As of October 1, 2001, Ascent’s directors and executive officers beneficially owned approximately 22,293,280 shares, or 77.7% of Ascent’s depositary shares. In addition, certain directors and executive officers of Ascent have direct or indirect interests in the merger due to securities holding, vesting of options, repayment of debt to entities affiliated with certain directors, transaction fees payable to entities affiliated with certain directors, executive retention payments due to certain executive officers upon the closing of the merger under retention letters recently entered into between the Company and its executive officers, and transaction incentive payments due upon the closing of the merger to certain directors under consulting agreements which were recently amended to provide for a one-time payment upon the sale of Ascent. In addition, current and former directors and officers of Ascent will be indemnified by the surviving corporation in the merger, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of

Ascent prior to the merger. Additional information regarding the participants in the solicitation will be contained in the Proxy Statement.